Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity Diversified International Fund, Fidelity Europe Capital Appreciation Fund, and Fidelity Worldwide Fund of our reports dated December 14, 1998 on the financial statements and financial highlights included in the October 31, 1998 Annual Reports to Shareholders of the aforementioned funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
December 21, 1999